                                  EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement relating to $150,000,000 Convertible Subordinated Notes of Interim Services Inc. on Form S-3 of our report dated February 5, 1998, included and incorporated by reference in the Annual Report on Form 10-K of Interim Services Inc. for the year ended December 26, 1997, and to the use of our report dated February 5, 1998, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the references to us under the headings "Selected Consolidated Financial and Operating Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
April 22, 1998